Exhibit 1

INSTRUMENT OF TRANSFER
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VIZARIO, INC.

(Incorporated in the NEVADA with corporation)

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I,  World-East Corporation Limited (Transferor) (occupation)  Corporation of Hong Kong in consideration of the sum of  US$200,000.00  Two Hundred Thousand  U.S. Dollar Only paid to me by  China IPTV Industry Park Holdings Limited (occupation) Corporation of  Trustnet Chambers, P.O. Box 3444,Road Town, Tortola, British Virgin Islands (hereinafter called "the  said Transferee"), do hereby transfer to the said Transferee the one hundred million  shares common stock of US$0.001 standing in my name in the Register of  VIZARIO, INC. to hold unto the said Transferee, its executors, administrators or assigns, subject to the conditions upon which we hold the same at the time of execution hereof.  And I, the said Transferee, do hereby agree to take the said shares subject to the same conditions.

As witness our hands the 31th day of December 2008.

Signed by the Transferor	)
in the presence of :	)
)
)
Name	)
Address	)
)
World-East Corporation Limited
Transferor
Signed by	)
for and on behalf of the Transferee	)
in the presence of :	)
)
)
Name	)
Address	)
	)	China IPTV Industry Park Holdings Limited
Transferee